Brand’s Q4 2017 Core Earnings Ability Q4 ’17 Annualized Core Earnings Reconciliation ($mm) Excludes $2.0 million provision expense Cost savings of Q4 ’17 annualized noninterest expense (excludes mortgage noninterest expense) Transaction will allow RNST to unlock Brand’s core earnings ability Significant expense savings opportunity (2) (1) Exhibit 99.2